Exhibit 99.1
McKESSON REPORTS FISCAL 2008 FOURTH-QUARTER
AND FULL-YEAR RESULTS
•	Revenues of $26.2 billion for the fourth quarter and revenues of $101.7 billion for the full year, both up 9%.

•	Fourth-quarter earnings per diluted share of $1.05 and full-year earnings per diluted share of $3.32.

•	Fourth-quarter earnings per diluted share of $1.04 from continuing operations, up 22%, and full-year earnings per diluted share of $3.31 from continuing operations excluding adjustments to Securities Litigation reserves, up 15%.

•	$772 million of share repurchases in the quarter.

•	Board authorized additional $1 billion share repurchase program and approved a policy doubling the quarterly dividend from six cents to twelve cents per share.

•	Fiscal 2009 Outlook: EPS of $3.75 to $3.90 per diluted share.
SAN FRANCISCO, May 5, 2008 — McKesson Corporation (NYSE: MCK) today reported that revenues for the fourth quarter ended March 31, 2008 were $26.2 billion compared to $24.2 billion a year ago. Fourth-quarter earnings per diluted share was $1.05 compared to 85 cents per diluted share a year ago. Fourth-quarter earnings per diluted share from continuing operations was $1.04 compared to 85 cents a year ago.
     For the fiscal year, McKesson had revenues of $101.7 billion versus $93.0 billion a year ago, and earnings per diluted share of $3.32 compared to $2.99 a year ago. Earnings per diluted share from continuing operations for the full year was $3.31 compared to $2.89 a year ago excluding adjustments to Securities Litigation reserves.
     “The fourth-quarter and full-year financial results demonstrate continued operating excellence and the benefit of acquisitions and share repurchases to create additional shareholder value,” said John H. Hammergren, chairman and chief executive officer. “Driven by strong revenue growth and solid operating margins in both Distribution Solutions and Technology Solutions, McKesson’s annual revenues exceeded $100 billion for the first time. Our enhanced value proposition for customers provides great market momentum into our next fiscal year.”

     In the fourth quarter, McKesson revenues were up 9%, with strong performance in both segments. Distribution Solutions revenues were up 8%, driven primarily by solid growth in pharmaceutical direct distribution and services revenues in both the U.S. and Canada, and the acquisition of Oncology Therapeutics Network (OTN). Technology Solutions revenues grew 19%, driven by the Per-Se Technologies, Inc. (Per-Se) acquisition and continued growth in software and services for hospitals, clinics, physician offices, and payors.
     “Over the past three years, our strong operating results have been furthered by the acquisitions of D&K Healthcare, OTN, and Per-Se,” said Hammergren. “D&K expanded the opportunity for our generics business, OTN enhanced our position in the rapidly growing specialty pharmaceutical sector, and Per-Se represents a unique opportunity to change the game in healthcare information technology.”
     For the year, McKesson generated cash from operations of $1.8 billion before considering the impact of releasing restricted cash of $962 million related to the Consolidated Securities Litigation Action. The company continues to execute a balanced capital deployment strategy to create additional shareholder value. During Fiscal 2008, McKesson completed $610 million of acquisitions, repurchased $1.7 billion of its common stock, including $772 million in the fourth quarter, paid $70 million in dividends, and made $356 million in internal investments and capitalized software. The company ended the year with a cash balance of $1.4 billion and a gross debt-to-capital ratio of 23%.
     “Our strong balance sheet and solid cash flow give us the flexibility to use our portfolio approach to capital deployment for synergistic acquisitions, share repurchases, and dividends,” Hammergren commented. “Based on the positive outlook for our business, the Board of Directors authorized an additional share repurchase of $1 billion, bringing our total authorization to $1.3 billion, and approved a policy doubling the quarterly dividend from six cents to twelve cents per share.”

     “Our financial strength and our commitment to operating excellence ensure that we will continue McKesson’s 175-year old tradition of creating value for our customers, employees and shareholders by improving the cost and quality of healthcare.”
Segment Results
     Distribution Solutions revenues were up 8% for the fourth quarter and 9% for the year. U.S. pharmaceutical direct distribution and services revenues grew 14% for the quarter and 12% for the year, primarily reflecting customer growth and the OTN acquisition. Warehouse revenues were down 10% for the quarter, primarily due to a decrease in purchases from a customer, and were flat for the year.
     Canadian revenues increased 38% for the quarter, primarily due to new and expanded distribution agreements and a favorable currency impact of 20%. For the full year, Canadian revenues grew 21% and included a favorable currency impact of 12%. Medical-Surgical distribution and services revenues were up 9% in the fourth quarter and 6% for the full year.
     In the fourth quarter, Distribution Solutions gross profit of $1.1 billion was up 15% compared to the fourth quarter a year ago. Full-year gross profit of $3.6 billion was up 10% from a year ago. The increases in gross profit for the quarter and year resulted from stronger branded price inflation and an increased mix of higher-margin products and services.
     Gross profit in the fourth quarter included a $5 million pre-tax LIFO credit compared to $26 million in the fourth quarter a year ago. For the full year, the pre-tax LIFO credit was $14 million compared to $64 million a year ago. The company fully utilized its pharmaceutical products LIFO reserve in Fiscal 2008.
     Operating profit was up 12% for the quarter and 6% for the year. Operating margin rate for the fourth quarter was 1.83% compared to 1.76% a year ago, and was 1.50% for the full year compared to 1.54% a year ago.
     “We continue to expand our great relationships with customers to provide them with higher-value products and services,” said Hammergren. “When combined with our disciplined approach to contract renewals, it produced outstanding financial performance.”

     In Technology Solutions, revenues were up 19% for the quarter and 33% for the full year, reflecting the incremental impact of revenues from Per-Se, which was acquired January 26, 2007, increased implementations, and continued strong demand for clinical software and imaging solutions. Services revenues grew 25% in the fourth quarter and 46% for the full year, driven by growth in the business and the Per-Se acquisition. Software and software systems revenues increased 9% for the quarter and 10% for the full year.
     Operating expenses were up 4% for the quarter. For the year, operating expenses were up 26% due to the impact of acquisitions, continued investments in new product development, December quarter charges to streamline staffing and product lines, and equity-based compensation expense.
     Technology Solutions operating profit in the fourth quarter was $104 million, up 89% compared to the fourth quarter a year ago, and for the full year was $319 million, up 55%. Traditionally, operating profit in this segment is strongest in the fourth quarter, and this year’s growth was further aided by the incremental impact of the Per-Se acquisition and improved performance in our payor business. Operating margin rate was 12.90% for the quarter and 10.69% for the year.
     “Technology Solutions performance continues to benefit from having the industry’s broadest product and service offering and the largest customer base,” said Hammergren. “We see strong demand for our software and service solutions from our large installed base of hospital customers, and we have unique offerings for the emerging physician office and consumer-directed healthcare sectors of the market. With RelayHealth we have an unmatched portfolio of clinical, financial and administrative connectivity and communications solutions for hospitals, physicians, payors and retail pharmacies. Our Payor business is well-positioned with proven software and disease management solutions. Our international business provides a solid base of services revenues following the full implementation of our National Health Service contract.”

Fiscal Year 2009 Outlook
     “Based on our expectations for continued strong business performance, the demonstrated value of our product and service offerings, and our strategic investments, McKesson enters Fiscal 2009 well-positioned in both Distribution Solutions and Technology Solutions,” Hammergren said. “A strong balance sheet and solid operating cash flow provide resources to create additional shareholder value. For the fiscal year ending March 31, 2009, McKesson expects to earn between $3.75 and $3.90 per fully diluted share, which represents EPS growth of 13% to 18% from $3.31.”
Key Assumptions for Fiscal Year 2009 Outlook
     The Fiscal 2009 outlook is based on the key assumptions provided below and is also subject to the Risk Factors provided below in this press release.
•	Revenue growth for Distribution Solutions should be at market growth rates, adjusted for our mix of business. Technology Solutions revenue growth should be at the high end of market revenue growth due to the demand for healthcare information solutions and a continued steady pace of software implementations.

•	Our agreements with branded pharmaceutical manufacturers provide a higher level of predictability for compensation. However, the structures of many agreements use price increases as the determinant of compensation timing, and thus a seasonal pattern of earnings is expected to continue. We assume that branded price inflation in Fiscal 2009 will moderate from Fiscal 2008 levels, toward levels experienced in Fiscal 2006 and Fiscal 2007.

•	Another year of strong growth in sales and profit from generic pharmaceuticals is expected.

•	McKesson’s incremental equity-based compensation expense is expected to be between 5 and 7 cents per diluted share in Fiscal 2009, due to the multi-year ramp-up of expense. This expense will have a more significant impact on the operating profit of the Technology Solutions segment. Our share-based compensation is affected by a number of variables, including changes in our stock price, levels of grants, forfeiture rates and the attainment of performance goals. As a result, there could continue to be variability in this expense in the coming fiscal year.

•	The guidance range assumes a tax rate of 33%, which may vary from quarter to quarter.

•	The guidance range assumes lower interest income resulting from lower prevailing interest rates.

•	Capital expenditures and capitalized software should be between $350 million and $400 million.

•	Cash flow from operations is expected to be in excess of $1.5 billion.

•	Diluted shares used in the calculation of earnings are expected to average approximately 281 million for the year.

•	The guidance range does not include any potential Securities Litigation reserve adjustments, or the impact of any potential acquisitions, divestitures, or material restructurings and integration-related actions.
Fourth-Quarter and Full-Year Financial Highlights
The quarter and year included the following additional major highlights:

•	On April 23, the Board of Directors authorized an additional share repurchase of up to $1 billion, for a total authorization of $1.3 billion.

•	The Board of Directors also approved a change in the Company’s dividend policy by increasing the amount of the Company’s quarterly dividend from six cents to twelve cents per share, which applies to ensuing quarterly dividend declarations until further action by the Board of Directors.

•	McKesson signed a definitive agreement to purchase McQueary Brothers Drug Company, a Springfield, Missouri-based regional distributor of pharmaceutical, health, and beauty products to more than 400 independent and regional chain pharmacies in the Midwestern United States.

•	Since introducing an enhanced Health Mart program in July 2006, our franchise count increased from 350 stores to more than 1,900 stores, making it the largest independent domestic pharmacy franchise network.

•	McKesson’s revenue management solutions expanded its services to physician groups by signing a contract with Lucile Packard Children’s Hospital to handle all billing and collection operations for their 650 physicians. This agreement represents one of the largest revenue cycle management contracts ever signed by McKesson.

•	McKesson Technology Solutions continues to win business from new customers and expand its remote hosting services. Beebe Medical Center signed a seven-year remote hosting services engagement for Horizon Clinicals® to ensure medical staff have the right information at the right time to make the best decisions for patients. Beebe also purchased RelayHealth for physician connectivity and signed a revenue management solutions contract.

•	OneMcKesson relationships involving more than one business unit continue to expand. In the fourth quarter, St. Luke’s Episcopal Health System in Houston, a long standing customer of both Technology Solutions and U.S. Pharmaceutical Distribution, decided to implement AcuDose-Rx® medication dispensing cabinets and Automation Decision Support™ in three hospitals. With the installation of more than 300 cabinets, this is one of the largest contracts for McKesson’s automation business.

•	McKesson remains a leader in revenue cycle solutions. To enhance its RelayHealth customer offering, McKesson acquired HTP, Inc., a leading provider of revenue cycle management technology. This acquisition further strengthens McKesson’s automation and connectivity offering to help customers improve their financial performance by accelerating reimbursement and minimizing bad debts.

•	McKesson’s surgical suite continues to help healthcare organizations provide safe and efficient patient care. McKesson acquired Rosebud Solutions, LLC, to expand its materials management solution. Better tracking and management of surgical instruments, tissues, implants and mobile medical equipment can improve operating room throughput, dramatically reduce new instrument purchases, and help improve patient safety.

•	McKesson completed the implementation of its payroll and human resources information system for the National Health Service contract in England and Wales, with 586 trusts live representing 1.2 million NHS workers.

•	Our Payor Group, in collaboration with the Illinois Department of Healthcare and Family Services, completed the program year-one reconciliation for the Your Healthcare PlusTM Medicaid Disease Management program. Reconciliation results show that the program helped the state achieve nearly $34 million in net savings.

•	Full-year results reflect a tax rate of 32%.

•	Fourth-quarter results included $18 million in pre-tax share-based compensation expense associated with the implementation of FAS 123R. For Fiscal 2008, this pre-tax expense totaled $91 million, or approximately 20 cents per diluted share.

•	Discontinued operations in the fourth quarter totaled an after-tax gain of $1 million, or one cent per diluted share, primarily associated with adjustments to prior years’ divestitures.

Risk Factors
Except for historical information contained in this press release, matters discussed may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These statements may be identified by their use of forward-looking terminology such as “believes”, “expects”, “anticipates”, “may”, “should”, “seeks”, “approximately”, “intends”, “plans”, “estimates” or the negative of these words or other comparable terminology. The discussion of financial trends, strategy, plans or intentions may also include forward-looking statements. It is not possible to predict or identify all such risks and uncertainties; however, the most significant of these risks and uncertainties are described in the company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: material adverse resolution of pending legal proceedings; changes in the U.S. healthcare industry and regulatory environment; competition; the frequency or rate of branded drug price inflation and generic drug price deflation; substantial defaults or material reduction in purchases by large customers; implementation delay, malfunction or failure of internal information systems; the adequacy of insurance to cover property loss or liability claims; the company’s failure to attract and retain customers for its software products and solutions due to integration and implementation challenges, or due to an inability to keep pace with technological advances; loss of third party licenses for technology incorporated into the company’s products and solutions; the company’s proprietary products and services may not be adequately protected, and its products and solutions may be found to infringe on the rights of others; failure of our technology products and solutions to conform to specifications; disaster or other event causing interruption of customer access to data residing in our service centers; increased costs or product delays required to comply with existing and changing regulations applicable to our businesses and products; changes in government regulations relating to patient confidentiality and to format and data content standards; the delay or extension of our sales or implementation cycles for external software products; changes in circumstances that could impair our goodwill or intangible assets; foreign currency fluctuations or disruptions to our foreign operations; new or revised tax legislation or challenges to our tax positions; the company’s ability to successfully identify, consummate and integrate strategic acquisitions; changes in generally accepted accounting principles (GAAP); and general economic conditions. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The company assumes no obligation to update or revise any such statements, whether as a result of new information or otherwise.
     A Webcast of the company’s regular conference call to review financial results with the financial community is available through McKesson’s website, www.mckesson.com, live at 5 PM ET today and on replay afterwards. Shareholders are encouraged to review SEC filings and more information about McKesson, which are located on the company’s website.
About McKesson
     McKesson Corporation, currently ranked 18th on the FORTUNE 500, is a healthcare services and information technology company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes, and improving the quality and safety of patient care. McKesson is the longest-operating company in healthcare today and in 2008 is marking 175 years of continuous operations. Over the course of its history, McKesson has grown by providing pharmaceutical and medical-surgical supply management across the spectrum of care; healthcare information technology for hospitals, physicians, homecare and payors; hospital and retail pharmacy automation; and services for manufacturers and payors designed to improve outcomes for patients. For more information, visit us at www.mckesson.com.
###
Contact:
Ana Schrank, 415-983-7153 (Investors and Financial Media)
Ana.Schrank@McKesson.com
James Larkin, 415-983-8736 (General and Business Media)
James.Larkin@McKesson.com

Schedule I
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in millions except per share amounts)

	Quarter Ended March 31,			Year Ended March 31,
	FY08	FY07	Chg.	FY08	FY07	Chg.

Revenues	$26,231	$24,165	9%	$101,703	$92,977	9%

Cost of sales	24,784	22,914	8	96,694	88,645	9

Gross profit	1,447	1,251	16	5,009	4,332	16

Operating expenses	966	883	9	3,536	3,074	15
Securities Litigation credits, net	—	—	—	(5)	(6)	(17)

Total operating expenses	966	883	9	3,531	3,068	15

Operating income	481	368	31	1,478	1,264	17

Other income, net	17	26	(35)	121	132	(8)
Interest expense	(34)	(31)	10	(142)	(99)	43

Income from continuing operations before income taxes	464	363	28	1,457	1,297	12

Income taxes (1)	(159)	(106)	50	(468)	(329)	42

Income from continuing operations	305	257	19	989	968	2

Discontinued operations, net (2)	2	—	—	1	(55)	—

Net income	$307	$257	19	$990	$913	8

Earnings per common share (3)
Diluted (4)
Continuing operations	$1.04	$0.85	22%	$3.32	$3.17	5%
Discontinued operations	0.01	—	—	—	(0.18)	—

Total	$1.05	$0.85	24	$3.32	$2.99	11

Basic
Continuing operations	$1.07	$0.87	23%	$3.40	$3.25	5%
Discontinued operations	0.01	—	—	—	(0.19)	—

Total	$1.08	$0.87	24	$3.40	$3.06	11

Shares on which earnings per common share were based
Diluted	291	304	(4)%	298	305	(2)%
Basic	285	296	(4)	291	298	(2)

(1)	Income tax expense for the year ended March 31, 2007 includes an $83 million credit to reverse previously recorded Securities Litigation tax reserves.

(2)	In the second quarter of 2007, our Distribution Solutions segment sold its Acute Care business and a small wholly-owned subsidiary. Financial results for these businesses have been presented as discontinued operations. Results for our 2007 discontinued operations include the write-off of $79 million of goodwill allocated to the sale of the Acute Care business, none of which was tax deductible.

(3)	Certain computations may reflect rounding adjustments.

(4)	Diluted earnings per share from continuing operations, excluding the impact of our Securities Litigation, is as follows (a):

	Quarter Ended March 31,			Year Ended March 31,
	FY08	FY07	Chg.	FY08	FY07	Chg.
Income from continuing operations — as reported	$305	$257	19%	$989	$968	2%

Exclude: Securities Litigation credits, net	—	—	—	(5)	(6)	(17)
Income taxes on credits, net	—	—	—	2	2	—
Income tax reserve reversals	—	—	—	—	(83)	—

	—	—	—	(3)	(87)	(97)

Income from continuing operations, excluding the Securities Litigation credits, net	$305	$257	19	$986	$881	12

Diluted earnings per common share from continuing operations, excluding the Securities Litigation credits, net (3)	$1.04	$0.85	22%	$3.31	$2.89	15%

(a)	These pro forma amounts are non-GAAP financial measures. The Company uses these measures internally and considers these results to be useful to investors as they provide relevant benchmarks of core operating performance.

Schedule II
McKESSON CORPORATION
CONDENSED CONSOLIDATED INCOME INFORMATION BY BUSINESS SEGMENT
(unaudited)
(in millions except per share amounts)

	Quarter Ended March 31,				Year Ended March 31,
	FY08	FY07	Chg.		FY08	FY07	Chg.
REVENUES
Distribution Solutions
U.S. pharmaceutical direct distribution & services	$16,163	$14,163	14%		$60,436	$54,127	12%
U.S. pharmaceutical sales to customers’ warehouses	6,417	7,142	(10)		27,668	27,555	_

Subtotal	22,580	21,305	6		88,104	81,682	8
Canada pharmaceutical distribution & services	2,220	1,606	38		8,106	6,692	21
Medical-Surgical distribution & services	625	575	9		2,509	2,364	6

Total Distribution Solutions	25,425	23,486	8		98,719	90,738	9

Technology Solutions
Services	596	477	25		2,240	1,537	46
Software & software systems	164	151	9		591	536	10
Hardware	46	51	(10)		153	166	(8)

Total Technology Solutions	806	679	19		2,984	2,239	33

Revenues	$26,231	$24,165	9		$101,703	$92,977	9

GROSS PROFIT
Distribution Solutions	$1,057	$923	15		$3,586	$3,252	10
Technology Solutions	390	328	19		1,423	1,080	32

Gross profit	$1,447	$1,251	16		$5,009	$4,332	16

OPERATING EXPENSES
Distribution Solutions	$597	$516	16		$2,138	$1,896	13
Technology Solutions	288	276	4		1,115	884	26
Corporate	81	91	(11)		283	294	(4)

Subtotal	966	883	9		3,536	3,074	15
Securities Litigation credits, net	—	—	—		(5)	(6)	(17)

Operating expenses	$966	$883	9		$3,531	$3,068	15

OTHER INCOME, NET
Distribution Solutions	$5	$7	(29)		$35	$39	(10)
Technology Solutions	2	3	(33)		11	10	10
Corporate	10	16	(38)		75	83	(10)

Other income, net	$17	$26	(35)		$121	$132	(8)

OPERATING PROFIT
Distribution Solutions	$465	$414	12		$1,483	$1,395	6
Technology Solutions	104	55	89		319	206	55

Operating profit	569	469	21		1,802	1,601	13
Corporate	(71)	(75)	(5)		(208)	(211)	(1)
Securities Litigation credits, net	—	—	—		5	6	(17)

Income from continuing operations before interest expense and income taxes	$498	$394	26		$1,599	$1,396	15

STATISTICS
Operating profit as a % of revenues
Distribution Solutions	1.83%	1.76%	7	bp	1.50%	1.54%	(4)	bp
Technology Solutions	12.90%	8.10%	480		10.69%	9.20%	149

Return on Stockholders’ Equity (1)	15.8%	15.2%	60	bp

(1)	Ratio is computed as the sum of net income for the last four quarters, divided by the average of stockholders’ equity for the last five quarters.

Schedule III
McKESSON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	March 31,	March 31,
	2008	2007
ASSETS
Current Assets
Cash and cash equivalents	$1,362	$1,954
Restricted cash for Consolidated Securities Litigation Action	—	962
Receivables, net	7,213	6,566
Inventories, net	9,000	8,153
Prepaid expenses and other	211	221

Total	17,786	17,856
Property, Plant and Equipment, Net	775	684
Capitalized Software Held for Sale, Net	199	166
Goodwill	3,345	2,975
Intangible Assets, Net	661	613
Other Assets	1,837	1,649

Total Assets	$24,603	$23,943

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Drafts and accounts payable	$12,032	$10,873
Deferred revenue	1,210	1,027
Current portion of long-term debt	2	155
Consolidated Securities Litigation Action	—	962
Other accrued	2,104	2,109

Total	15,348	15,126
Other Noncurrent Liabilities	1,339	741
Long-Term Debt	1,795	1,803
Stockholders’ Equity	6,121	6,273

Total Liabilities and Stockholders’ Equity	$24,603	$23,943

Schedule IV
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	March 31,	March 31,
	2008	2007
OPERATING ACTIVITIES
Net income	$990	$913
Discontinued operations, net of income taxes	(1)	55
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	371	295
Securities Litigation credits, net	(5)	(6)
Deferred taxes	198	167
Share-based compensation expense	91	60
Excess tax benefits from share-based payment arrangements	(83)	(70)
Other non-cash items	17	(42)
Changes in operating assets and liabilities, net of business acquisitions:
Receivables	(288)	(209)
Inventories	(676)	(928)
Drafts and accounts payable	762	872
Deferred revenue	98	181
Taxes	336	144
Other	21	107

Net cash provided by operating activities before Consolidated Securities Litigation Action settlement	1,831	1,539
Consolidated Securities Litigation Action settlement	(962)	—

Net cash provided by operating activities	869	1,539

INVESTING ACTIVITIES
Property acquisitions	(195)	(126)
Capitalized software expenditures	(161)	(180)
Acquisitions of businesses, less cash and cash equivalents acquired	(610)	(1,938)
Proceeds from sales of businesses	—	179
Restricted cash for Consolidated Securities Litigation Action	962	—
Other	(1)	(43)

Net cash used in investing activities	(5)	(2,108)

FINANCING ACTIVITIES
Proceeds from issuance of debt	—	1,997
Repayment of debt	(162)	(1,031)
Capital stock transactions:
Issuances	354	399
Share repurchases	(1,698)	(1,003)
Excess tax benefits from share-based payment arrangements	83	70
ESOP notes and guarantees	11	10
Dividends paid	(70)	(72)
Other	12	9

Net cash (used in) provided by financing activities	(1,470)	379
Effect of exchange rate changes on cash and cash equivalents	14	5

Net decrease in cash and cash equivalents	(592)	(185)
Cash and cash equivalents at beginning of period	1,954	2,139

Cash and cash equivalents at end of period	$1,362	$1,954